EXHIBIT 99.2


                               AMENDMENT NO. 2
                              TO CON-WAY INC.
                       2006 EQUITY AND INCENTIVE PLAN


The Con-way Inc. 2006 Equity and Incentive Plan, as previously amended (as so amended, the "Plan") is hereby further amended as follows:

1. Amendment to Section 5(g) of the Plan. Section 5(g) of the Plan is amended in its entirety so as to read as follows:

           "(g) Reorganizations, etc. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, Stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affects the Stock such that one or more adjustments or changes are necessary in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Committee shall make such equitable changes or adjustments to any or all of (i) the number and kind of shares of Stock or cash that may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Stock or cash issued or issuable in respect of outstanding Awards, (iii) the exercise price, grant price, or purchase price relating to any Award; provided that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(a) of the Code, (iv) the Performance Goals, and (v) the individual limitations applicable to Awards. Any such adjustments or changes shall be made in a manner such that the effect on Grantees under the Plan is consistent with the effect of the corporate transaction on shareholders generally."

2.   Defined  Terms.   Capitalized   terms  not  otherwise  defined  in  this
Amendment No. 2 shall have the meaning(s) set forth in the Plan.

3.   Effective  Date;  No  Other Amendments.   The  effective  date  of  this
Amendment is December 4, 2006.   Except as expressly amended hereby, the Plan
remains in full force and effect.


                                     CON-WAY INC.

                                     By:________________________
                                        Jennifer W. Pileggi
                                        Senior Vice President, General
                                        Counsel and Secretary

                                     Date:  December 4, 2006